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                                                                    EXHIBIT 23.5



                       CONSENT OF THE CHICAGO CORPORATION


We hereby consent to the summarization of our fairness opinion letter and references to our firm under the captions "SUMMARY--Opinion of Foothill's Financial Advisor" and "THE MERGER" and to the inclusion of such letter as an Appendix to the Proxy Statement-Prospectus which is part of this Registration Statement on Form S-4 of Norwest Corporation. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                              THE CHICAGO CORPORATION

                              /s/ The Chicago Corporation

Chicago, Illinois
August 17, 1995